PAGE

                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [  ] Preliminary Proxy Statement
  [X ] Definitive Proxy Statement
  [  ] Definitive Additional Materials
  [  ] Soliciting Material Pursuant to e240.14a-11(c) or e240.14a-12

                       Gibson Greetings, Inc.
  --------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


  --------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

  Payment of Filing Fee (Check the appropriate box):

  [X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).
  [  ] $500 per each party to the controversy pursuant to Exchange
          Act Rule 14a-6(i)(3).
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

            ------------------------------------------------------------

       2)   Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/

            ------------------------------------------------------------


       4)   Proposed maximum aggregate value of transaction:

            ------------------------------------------------------------


  1/ Set forth the amount on which the filing fee is calculated and state how it was determined.


  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

            ------------------------------------------------------------

       2)   Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------

       3)   Filing Party:

            ------------------------------------------------------------

       4)   Date Filed:

            ------------------------------------------------------------

  _____
  Notes:


PAGE

                           GIBSON GREETINGS, INC.
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Harold L. Caldwell, William L. Flaherty and Stephen M. Sweeney, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gibson Greetings, Inc. to be held in the Auditorium of the Cincinnati Art Museum, Eden Park, Cincinnati, Ohio, on April 21, 1994 at 11:00 a.m., Cincinnati time, and at any adjournments thereof.

            The proxy will be voted as specified. If no specification is made, the proxy shall be voted FOR the nominees listed on the reverse side. As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.

  [CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

  1.        Election of Frank Stanton and Roger T. Staubach as directors.

            [ ]  FOR all nominees

            [ ]  WITHHELD from all nominees

            [ ]  *EXCEPTIONS (as marked below)

                 For all nominees except as noted on line below.

                 *EXCEPTIONS ____________________________________________

  2. Upon such other business as may properly come before the meeting. (Strike through if you wish authority withheld.)

            [ ]  Mark here if you plan to attend the meeting.

            [ ]  Mark here for address change and note at right.

                                     IMPORTANT:    Please  date  and  sign
                                     exactly as name  appears.   If shares
                                     are held  jointly,  each  stockholder
                                     named  should   sign.      Executors,
                                     administrators, trustees, etc. should
                                     so indicate  when  signing.   If  the
                                     signer is a corporation,  please sign
                                     full   corporate    name   by    duly
                                     authorized officer.

                                     Dated _________________, 1994
                                     _____________________________
                                     _____________________________
                                       (Signature of Stockholder)

                                     Votes must be indicated  (x) in Black
                                     or Blue ink.

  Please Sign,  Date and  Return  the Proxy  Promptly  Using the  Enclosed
  Envelope.
PAGE

                          GIBSON GREETINGS, INC.
                             2100 Section Road
                          Cincinnati, Ohio  45237


                          NOTICE OF ANNUAL MEETING

            The Annual Meeting of Stockholders of Gibson Greetings, Inc. will be held in the Auditorium of the Cincinnati Art Museum, Eden Park, Cincinnati, Ohio, at 11:00 a.m., Cincinnati time, on April 21, 1994 for the following purposes:

            1.   To elect two directors; and

            2. To transact such other business as properly may come before the meeting.

            Stockholders of record at the close of business on February 28, 1994 are entitled to receive notice of, and to vote at, the meeting.

  ------------------------------------------------------------------------

  BY ORDER OF THE BOARD OF DIRECTORS,                       March 21, 1994

  HAROLD L. CALDWELL

  SECRETARY





  ------------------------------------------------------------------------

  IMPORTANT:

       TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

  ------------------------------------------------------------------------

PAGE

                          GIBSON GREETINGS, INC.
                             2100 Section Road
                          Cincinnati, Ohio  45237
                              (513) 841-6600


                              PROXY STATEMENT

               This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gibson Greetings, Inc. of proxies to be voted at the Annual Meeting of Stockholders on April 21, 1994. Except as otherwise indicated, "the Company" as used herein refers to Gibson Greetings, Inc., its subsidiary corporations and its predecessor corporations taken as a whole. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about March 21, 1994.



                       OUTSTANDING VOTING SECURITIES

               The number of voting securities of the Company outstanding on February 28, 1994, the record date for the meeting, was 16,064,755 shares of common stock, $.01 par value, all of one class and each entitled to one vote. The holders of at least a majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held.



                            PROXIES AND VOTING

               Stockholders are urged to: read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed stamped envelope. A stockholder who executes a proxy may revoke or revise that proxy in writing at any time before the meeting by notice to the Company's Secretary or may, by voting by ballot at the meeting, cancel any proxy previously returned.

               The Company's Proxy Committee consists of three individuals, each of whom is an officer of the Company. If a stockholder's proxy card is properly executed and returned, but no choice is specified, the shares will be voted by the Proxy Committee as recommended by the Company. At the present time it is intended that proxies which contain no instructions to the contrary will be voted "for" the nominees for director named in this Proxy Statement. Should any nominee not be available for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting. At the present time, the Company is not aware of any business or matter which properly may be presented for action at the meeting other than as is described in this Proxy Statement.

               In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, the affirmative vote of a plurality of the shares of the Company's common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be sufficient for election of the nominees as directors. Any other matter which might arise at the meeting would be determined by a vote of a majority of the shares of common stock present in person or represented by proxy and voting on that matter. Abstentions and broker non-votes have the effect of negative votes as to the election of directors but generally are deemed to be absent shares as to other matters. Votes at the meeting will be tabulated by financial officers of the Company, who act as Judges of Election. The Company has not established a system for confidential voting.



                       ATTENDANCE AT ANNUAL MEETING

               To ensure the availability of adequate space for stockholders wishing to attend the meeting, attendance may be limited to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their respective authorized representatives, and invited guests of Management. Please indicate whether you plan to attend the Annual Meeting by checking the appropriate box on the enclosed proxy card.



                          THE BOARD OF DIRECTORS

               Pursuant to the Delaware General Corporation Law, as implemented by the Company's Restated Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors. The Company's Board of Directors is divided into three classes.

               After extensive consideration, the Company determined in early 1994 that a smaller Board of Directors than it has maintained in recent years would facilitate communications and decision-making processes between the Company and its directors and among the directors themselves. Accordingly, the size of the Company's Board of Directors is being reduced to eight directors, three in each of Classes I and III and two in Class II.
     Effective April 15, 1994, Messrs. Julius Koppelman, Ralph J. Olson, Thomas J. Smith, Burton B. Staniar and Harry N. Walters will retire from the Board of Directors.

               The nominees in Class II will be nominated for election as directors to serve until the Annual Meeting in 1997 and until their successors are elected and qualified. The directors in Class I have been elected to serve until the Annual Meeting in 1996 and the directors in Class III have been elected to serve until the Annual Meeting in 1995.

               Set forth below is certain information with respect to each of the nominees and continuing directors.


                                  Class I

                         (Terms expiring in 1996)


               CHARLES D. LINDBERG, age 65. Mr. Lindberg has been a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Company, for more than the past five years and currently serves as Managing Partner. He has been a director of the Company since May 1991.

               ALBERT R. PEZZILLO, age 65. Mr. Pezzillo is currently a business consultant. He retired in 1990 from his position as Senior Vice President of American Home Products Corporation, a manufacturer and marketer of ethical pharmaceuticals, medical supplies and hospital, consumer health care, food and household products. Prior to joining American Home Products in 1981, he held a variety of executive positions with Warner Lambert Company and Colgate Palmolive Company. Mr. Pezzillo became a director of the Company in April 1990.

               C. ANTHONY WAINWRIGHT, age 60. Mr. Wainwright has been Vice Chairman of Campbell-Mithun-Esty, a national advertising agency, since 1989. From 1980 until 1989 he was President, Chief Operating Officer and a director of The Bloom Companies, Inc., a holding company for a national advertising agency group. Prior to 1980, Mr. Wainwright held various executive positions with companies in the advertising and marketing industries. He is also a director of American Woodmark Corporation, Del Webb Corp. and Specialty Retail Group, Inc. He has been a director of the Company since March 1988.


                                 Class II

                (Nominees for election to serve until 1997)


               FRANK STANTON, age 64. Until his retirement in 1990, Mr. Stanton had served as Chairman and Chief Executive Officer of MRB Group, Inc., a world-wide media and marketing research organization, which he founded in 1987. From 1974 until 1989 he was President and Chief Executive Officer of Simmons Market Research Bureau, a leading rating service for the magazine industry and now a subsidiary of MRB Group, Inc. He has been a director of the Company since June 1985.

               ROGER T. STAUBACH, age 52. Mr. Staubach has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a Dallas, Texas-based integrated real estate service company, since 1990. He was President of that company from 1981 until 1990 and was active in other real estate brokerage businesses prior to 1981. From 1969 through 1979 he was a member of The Dallas Cowboys professional football team. He is also a director of Brinker International, Inc., First USA, Inc., Halliburton Company and Life Partner's Group, Inc. Mr. Staubach became a director of the Company in January 1992.


                                 Class III

                         (Terms expiring in 1995)


               THOMAS M. COONEY, age 68. Mr. Cooney was the Company's Chairman of the Board from 1986 until 1989 and currently serves as Chairman Emeritus of the Company and as President of Gibson Foundation, Inc., a charitable foundation established by the Company. He joined the Company as its President and Chief Executive Officer in 1978 and served as President until 1986 and as Chief Executive Officer until 1987. He is also a director of Genovese Drug Stores, Inc. Mr. Cooney has been a director of the Company since 1982.

               BENJAMIN J. SOTTILE, age 56. Mr. Sottile has been the Company's Chairman of the Board since 1989, its Chief Executive Officer since 1987 and its President since 1986. From 1986 to 1987 he was the Company's Chief Operating Officer. Mr. Sottile was President of Group I, Revlon Beauty Group, Revlon Corp., a manufacturer of cosmetic and beauty supplies, from 1984 to 1986. From 1981 to 1984 he was a Senior Vice President of Warner Communications, Inc., where he was chiefly responsible for the operating activities of consumer product companies including The Franklin Mint, Warner Cosmetics and Fragrances and Knickerbocker Toy Company. He became a director of the Company in January 1987.

               CHARLOTTE A. ST. MARTIN, age 48. Ms. St. Martin has been Executive Vice President of Loews Hotels and President and Chief Executive Officer of Loews Anatole Hotel, Dallas, Texas, since 1989. Previously she served Loews Hotels in a variety of other executive capacities. Loews Hotels owns and operates fourteen hotels nationally and internationally. Ms. St. Martin is also a former President of the Dallas Convention and Visitors' Bureau. She has been a director of the Company since August 1993.

               Compensation of Directors. Effective January 1, 1993, directors are entitled to receive fees of $900 for each Board meeting attended and $650 for each committee meeting attended, plus reimbursement of expenses. In addition to these fees, the Company pays an annual fee of $13,500 for services of directors who are not employees of the Company and an annual fee of $2,500 per chairmanship to each committee chairman. Pursuant to the Company's 1989 Stock Option Plan for Nonemployee Directors (the "Directors Plan") each nonemployee director of the Company, at the close of business on the day of the Annual Meeting of Stockholders, receives an option to purchase 1,000 shares of common stock.

               In order to continue to attract and retain outstanding individuals to serve as nonemployee directors of the Company ("Outside Directors"), the Company also has a Retirement Plan for Outside Directors (the "Directors Retirement Plan"). Outside Directors are defined by the Directors Retirement Plan as directors not employed by the Company or a subsidiary and include former or retired employees if they are not vested under any other Company retirement plan. In order to qualify for benefits under the Directors Retirement Plan, an Outside Director must have served the Company as such for at least nine years. An Outside Director who does qualify for benefits under the Directors Retirement Plan will receive an annual benefit, payable quarterly for life, equal to the amount of the Company's annual fee (not including payments for serving as chairman of a Board committee) paid to Outside Directors on the date on which the Outside Director's service to the Company ceases (the "Annual Retainer"). Benefits under the Directors Retirement Plan commence upon termination of service for directors who have attained age 65 and are payable beginning at age 65 to those whose services terminate prior to that age. Should an Outside Director who has qualified for benefits under the Plan die before receiving any benefits, his designated beneficiary or estate will be entitled to receive a payment equal to five times the Annual Retainer; should an Outside Director die after the commencement of benefits but prior to having received them for five years, his beneficiary or estate will receive an amount equal to five times the Annual Retainer less any benefits already paid.

               In connection with their retirements from the Board on April 15, 1994, each of Messrs. Koppelman, Smith, Staniar and Walters will receive a special terminating director's fee of approximately $4,000.

               Mr. Walters has entered into a two-year consulting agreement with the Company having a base fee of $25,000 per year plus per diem payments of $150 per hour (not to exceed $1,000 per day).

               Meetings; Committees of the Board. The Board of Directors held four meetings in 1993. The Board of Directors has a Nominating Committee, composed in 1993 of Messrs. Cooney, Chm., Koppelman, Wainwright and Walters, which recommends to the Board for nomination, or to a class for election in the event of vacancy, nonemployee directors of the Company. By virtue of his position as Chairman of the Board and President of the Company, Mr. Sottile is also a member of the Nominating Committee. The Nominating Committee held one meeting in 1993. The Nominating Committee has not established procedures for consideration of nominees recommended by stockholders. The Board also has an Audit Committee, which deals with financial reporting and control of the Company's assets. This Committee, consisting of Messrs. Stanton, Chm., Pezzillo and Smith in 1993, held two meetings during that year. The Compensation Committee of the Board is discussed below. Each incumbent director attended at least 75% of the aggregate of the total number of Board of Directors meetings which he was eligible to attend and the total number of meetings of committees of the Board on which the director served during the 1993 calendar year.

               Compensation Committee Interlocks and Insider Participation. The Board has a Compensation Committee, currently composed of Messrs. Smith, Chm., Staniar, Stanton and Wainwright. The Compensation Committee sets cash compensation for the Company's executive officers and other key employees, approves terms and conditions of employment contracts for key executives and establishes terms and conditions of the Company's bonus and retirement plans. The Committee also administers all of the Company's Stock Option and Incentive Plans (except the Directors Plan, which is administered by the full Board), selects the persons to whom awards will be made under those Plans and, subject to the limitations imposed by the Plans, establishes the terms and conditions of each award. The Compensation Committee held three meetings in 1993.

          In accordance with an agreement assigned to it in March 1983, Harding Service Corporation ("Harding") provided the Company with management consulting services through January 31, 1994; payments to Harding pursuant to the agreement totalled $122,500 in 1993 and $10,000 in 1994. Mr. Koppelman, a retiring director and a member until April 1993 of the predecessor committee to the Company's Compensation Committee, is the Chairman of Harding.



                          EXECUTIVE COMPENSATION
                           AND OTHER INFORMATION

          Summary Information. The following table sets forth, for each of the three years in the period ending December 31, 1993, amounts of cash and certain other compensation paid by the Company in respect of the year to (i) Mr. Sottile and (ii) each of the Company's four most highly compensated executive officers other than Mr. Sottile who were serving as executive officers at the end of 1993. Mr. Sottile and these four other executive officers are sometimes referred to hereafter as the "named executive officers."

PAGE

                    Summary Compensation Table
                                                                     Long Term
                                      Annual Compensation       Compensation Awards
                                 -----------------------------  --------------------                                          Secur-
                                                                              Secur-
                                                       Other                  ities      All
                                                       Annual   Restricted    Under-    Other
                                                       Compen-    Stock       lying    Compen
Name and                          Salary      Bonus    sation     Award(s)   Options   sation
Principal Position        Year      ($)        ($)     ($)(1)     ($)(2)      (#)      ($)(3)
- -----------------------   ----   --------   --------   -------   ---------   ------   -------
Benjamin J. Sottile       1993   $419,250   $260,000       --         --        --    $61,819
Chief Executive Officer

                          1992   $409,125   $200,000       --         --     45,000   $20,746


                          1991   $404,167   $325,000        *    $575,000       --         *


Michael A. Pietrangelo    1993   $268,750        --        --         --        --    $ 9,636
Vice President

                          1992   $268,750   $ 95,000       --         --     27,000   $ 7,908


                          1991   $258,333   $151,000        *         --        --         *


Ralph J. Olson            1993   $261,300   $230,000       --         --        --    $17,299
Vice President

                          1992   $251,183   $105,000       --         --     21,000   $ 6,651


                          1991   $183,814   $ 85,000        *    $257,500    20,000        *


L.R. Jalenak, Jr.         1993   $124,200   $ 95,000   $28,649        --        --    $ 6,772
Vice President

                          1992   $207,000   $ 75,244   $40,088        --        --    $12,434


                          1991   $207,000   $100,677        *         --        --         *


Stephen M. Sweeney        1993   $142,875   $ 85,000       --         --        --    $ 5,378
Vice President

                          1992   $140,771   $ 60,000       --         --     15,000   $ 5,505


                          1991   $137,500   $ 85,000        *         --        --         *

[FN]
     ____________________________

     * In accordance with Securities and Exchange Commission transitional regulations, information for fiscal year 1991 is not provided.


     (1) For 1993, none, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive except Mr. Jalenak, whose perquisites included professional fee reimbursements of $7,350 and a Company car allowance of $11,864.

     (2) At December 31, 1993, aggregate restricted stock holdings were as follows: Mr. Sottile, 25,000 shares; Mr. Pietrangelo, 10,000 shares; and Mr. Olson, 10,000 shares. Aggregate award values at December 31, 1993 (based upon the closing price of $21.125 per share on that date for the Company's common stock) were $503,125, $201,250 and $201,250, respectively. Each person received dividends on the full number of restricted shares held by him. Mr. Sottile's award began vesting, at the rate of 5,000 shares (20%) per year, on September 15, 1991. Mr. Olson's award began vesting, at the rate of 2,000 shares (20%) per year, on April 5, 1993.

     (3) For 1993, includes the following: (i) matching contributions to the Company's Matched PaySaver (401(k)) Plan on behalf of each of Messrs. Sottile ($1,769), Pietrangelo ($1,716), Jalenak ($1,507) and Sweeney ($1,557) in respect of their 1993 contributions to the Plan; (ii) group term life insurance payments for Mr. Sottile ($5,400), Mr. Pietrangelo ($4,320), Mr. Olson ($2,280), Mr. Jalenak ($5,265) and Mr. Sweeney ($3,821);
     (iii) whole-life insurance premiums of $46,500 for the benefit of Mr. Sottile; (iv) directors meeting fees of $8,150 for Mr. Sottile and $3,600 for each of Messrs. Pietrangelo and Olson; and
     (v) moving and relocation expenses ($10,977) and miscellaneous awards ($442) for Mr. Olson.


          Stock Options. The Company has six existing plans pursuant to which options for shares of common stock may be granted to key employees. These are the 1982, 1983, 1985 and 1987 Stock Option Plans and the 1989 and 1991 Stock Incentive Plans (together, the "Plans"). None of the Plans provides for the grant of stock appreciation rights ("SARs"). There were no stock option grants under the Plans to the named executive officers during the year ended December 31, 1993.

          With respect to each named executive officer, the following table sets forth information concerning unexercised options held at December 31, 1993. No named executive officer exercised options during 1993.

PAGE

             Aggregated Option Exercises in Last Fiscal Year
                         and FY-End Option Values



                                              Number of
                                              Securities          Value of
                                              Underlying         Unexercised
                                    Value     Unexercised        In-the-Money
                                   Realized     Options            Options
                                     ($)      at FY-End (#)      at FY-End ($)

                                   (Market
                         Shares    Price on
                        Acquired   Exercise
                           on        Less
                        Exercise   Exercise   Exercisable/       Exercisable/
Name                      (#)       Price)    Unexercisable     Unexercisable
- ---------------------   --------   --------   --------------   -------------------
Benjamin J. Sottile          --         --    190,000/30,000   $285,000/$82,500

Michael A. Pietrangelo       --         --     39,000/18,000   $ 51,000/$49,500

Ralph J. Olson               --         --     20,333/20,667   $ 19,250/$38,500

L.R. Jalenak, Jr.            --         --     30,000/   --    $ 26,250/    --

Stephen M.Sweeney            --         --     14,500/10,000   $ 39,813/$27,500



          Pension Plans. The Pension Plan Table set forth below shows estimated annual pension benefits payable to a covered participant under the Company's Retirement Income Plan (the "Retirement Plan"), a qualified defined benefit pension plan, and under the Gibson Greetings, Inc. ERISA Makeup Plan (the "Makeup Plan"), a nonqualified supplemental pension plan providing benefits that would otherwise be denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. Benefits shown are computed as a straight life annuity for an employee retiring at age 65 in 1994 with no offsets.

PAGE


                           Pension Plan Table

                                    Years of Service
              --------------------------------------------------------------------------
Remuneration     5         10         15         20         25         30         35
                --         --         --         --         --         --         --
$  200,000    $14,280   $ 28,560   $ 42,840   $ 57,120   $ 71,400   $ 85,680   $ 99,960
   300,000     21,780     43,560     65,340     87,120    108,900    130,680    152,460
   400,000     29,280     58,560     87,840    117,120    146,400    175,680    204,960
   500,000     36,780     73,560    110,340    147,120    183,900    220,680    257,460
   600,000     44,280     88,560    132,840    177,120    221,400    265,680    309,960
   700,000     51,780    103,560    155,340    207,120    258,900    310,680    362,460
   800,000     59,280    118,560    177,840    237,120    296,400    355,680    414,960
   900,000     66,780    133,560    200,340    267,120    333,900    400,680    467,460
 1,000,000     74,280    148,560    222,840    297,120    371,400    445,680    519,960



          Benefits under the Retirement and Makeup Plans are based upon the highest average sixty consecutive months' salary and bonus (as shown on the Summary Compensation Table) during the 120 months immediately preceding retirement. Compensation covered by the Plans at the end of 1993 for each named executive officer is as follows: Mr. Sottile, $861,731; Mr. Pietrangelo, $362,392; Mr. Olson, $390,884; Mr. Jalenak, $500,685; and Mr. Sweeney, $218,637. For the purpose of computing a benefit under the table above, on December 31, 1993, Mr. Sottile had 7 years of credited service, Mr. Pietrangelo, 4 years, Mr. Olson, 3 years, Mr. Jalenak, 34 years, and Mr. Sweeney, 6 years.

          In addition to the Retirement Plan and the Makeup Plan, certain executives designated by the Compensation Committee are eligible for benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was adopted to attract and retain highly qualified executives by providing retirement benefits at levels which the Company believes to be competitive. A participant in the SERP who retires at age 65 is entitled to receive supplemental retirement benefits equal to the difference between (i) that percentage of the participant's final monthly average earnings determined by crediting 2%, 1-2/3% and 1-1/3% per year, respectively, for each of the first 10, next 10 and next 10 years of credited service, up to a maximum of 30 years of credited service and (ii) the aggregate of the participant's monthly benefits from the Retirement Plan and the Makeup Plan plus supplemental retirement benefits under any individual agreement with the Company. The SERP provides for adjustments to the basic benefit formula in the event of a participant's early retirement, disability retirement, death or other termination of employment. As of December 31, 1993, Messrs. Sottile, Olson and Sweeney had been designated as participants in the SERP.

PAGE

          Employment Contracts. Mr. Sottile has an employment contract with the Company which runs from April 1, 1993 until March 31, 1998, and renews automatically from year to year thereafter unless notice is given by either party. Mr. Sottile's contract sets a minimum annual base salary of $430,000, subject to increase from time to time, and provides for an annual executive bonus based upon a plan to be approved annually by the Company's Compensation Committee. Mr. Sottile's contract further provides that if any person gains control of 50% or more of the voting power of the Company's securities and thereafter his employment terminates, he is entitled under specified circumstances to be paid $1.5 million; such amount is to be increased by an additional amount related to the excise tax which would be imposed upon excess "parachute" payments by the Internal Revenue Code.

          Additionally, Mr. Olson has an employment agreement with the Company, which currently expires April 4, 1995, providing for a base annual salary of $250,000, subject to increase from time to time, and for participation in the Company's annual executive bonus plan. The original term of Mr. Olson's contract was from April 5, 1991 through April 4, 1994; the contract renews automatically from year to year unless he is otherwise notified by the Company. In the event that employment is terminated for reasons other than cause or disability, the contract provides for severance pay equal to 1-1/2 times total salary and bonus for the previous 12 months; the agreement also provides for payment of approximately three times annual salary and bonus upon termination of employment following a change in control of the Company.

          Mr. Jalenak, who retired on December 31, 1993, had an employment agreement with the Company pursuant to which he received a base salary of $124,200 during 1993 plus incentive compensation under the Company's annual executive bonus plan. In accordance with this contract, Mr. Jalenak also will receive $120,000 as a result of his retirement, to be paid in ten annual installments beginning in June 1994. Such amount does not include $696,750 to be paid under a prior employment contract.

          Mr. Sweeney has an employment agreement with the Company which provides for a base annual salary of $136,000, subject to increase by the Company from time to time, and for participation in the Company's executive bonus plan. The agreement is subject to termination by the Company upon one year's advance written notice and as is otherwise provided therein. Mr. Sweeney's agreement also provides that he is entitled to one year's salary (subject to offset under certain circumstances) if he is not retained in substantially the same capacity and salary for at least six months after any person becomes the beneficial owner of 50% or more of the Company's securities.


PAGE

          Other executive officers have employment agreements with the Company which specify base salaries and provide for participation in the Company's executive bonus plan. The Company's employment agreements also generally provide additional miscellaneous compensation in the form of some combination of perquisites such as club membership fees, use of automobiles, insurance benefits and tax and estate planning services.

          In connection with his resignation, in February 1994, as an officer and director of the Company, Mr. Pietrangelo's employment agreement with the Company, which was due to expire on May 31, 1995, was terminated. Mr. Pietrangelo will be paid $550,000 over the next two years. In addition, he will receive, under certain circumstances, continuation of health insurance coverage for this same period.

          Mr. Cooney is entitled, under the terms of his prior employment agreements with the Company, to receive periodic payments aggregating $1,005,000; these payments began in 1991 and will continue through 2000.

          Report of the Compensation Committee on Executive
     Compensation. The Compensation Committee submits this report, which covers the objectives and components of the Company's
     Executive Compensation Program, 1993 actions taken by the Company and the Chief Executive Officer's compensation.

          Objectives of the Executive Compensation Program

          * To provide compensation opportunities that approximate those offered by other successful consumer products companies, so that the Company can attract and retain the key executive talent needed to achieve its goals.

          * To reward executives for achieving the financial goals of the Company and its business units and for accomplishing their individual goals that relate to improved management of internal operations and to the needs of the Company's customers.

          * To motivate executives to take a long-term view of the Company's opportunities, so as to produce long-term value for shareholders.

          Components of the Executive Compensation Program

          The executive compensation program is comprised of four elements: base salary, annual incentives, long-term incentives, and benefits.

          Base Salaries. Generally, minimum base salaries for the Company's executive officers are established in employment agreements with the Company. Base salaries are targeted at the 50th percentile of those provided by other consumer products companies with which the Company competes for key executive talent. Levels of salary of various jobs are reviewed periodically to determine their competitiveness. Executives' salaries are reviewed every 15 months, and are subject to adjustment based on the general movement in salaries in the job market, as well as the individuals' job performance, their relative contributions to the Company, and changes in their job responsibilities and accountabilities. Because the Company competes with a wide and diverse range of consumer products companies for executive talent, the group of companies used for compensation comparisons is not the same as that believed appropriate for a comparison of shareholder returns in the Performance Graph shown below, although there may be some overlap between the groups.

          In February 1993, an independent human resources consulting firm reviewed base salaries for the Company's senior officers. This firm concluded that senior officers' base salaries were, on average, comparable to those offered by other similarly sized companies in the consumer products industry.

          Annual Incentives. The Company places significant emphasis on achieving its annual profit objectives. Accordingly, under the annual incentive plan, specific targeted levels of before-tax income are established for each fiscal year at both the corporate and division levels. A pool for incentive awards is funded after year-end results are known, with the size of the pool calculated based upon the achievement of predetermined percentages of the target levels. Individual awards are made from this pool, with the size of each award based on (1) the objective level of corporate/division profitability and (2) an assessment of the individual's contributions to the business.

          Eligibility for annual incentive awards is limited to key executives who play important roles in the achievement of the Company's objectives. In addition, other managers may receive incentive awards in a particular year, to reward their extraordinary results or achievements for that year.

          Achievement of target incentives (for meeting the Company's demanding profit objectives) can place executives' annual cash compensation (that is, base salary plus annual incentive award) somewhat above the median for competitive practice.

          Long-Term Incentives. The Company provides two different types of long-term incentives to its senior executives:
     (1) stock options (nonqualified and incentive stock options), which are typically awarded every other year, and (2) restricted stock grants, awarded on a periodic basis, and only to the most senior executives.

          Eligibility for long-term incentives is targeted to key corporate and division executives and managers who can have a significant effect on the achievement of the Company's long-term strategic objectives. The use of Company stock as a key element of the executive compensation program is intended to strengthen the link between the interests of senior management and the Company's shareholders. Long-term incentives are granted based upon the individual's performance and responsibilities.

PAGE

          Benefits. The Company's benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide executives with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability, and ill health) that can interrupt their employment and/or income.

          The Company's retirement income program consists of two tax-qualified plans (a defined benefit pension plan and a matched savings plan) that cover all salaried full-time employees, including the Company's executives, and two non-tax-qualified plans for executives (an ERISA "Makeup" plan, that restores defined benefit pension benefits denied by the federal tax laws, and a supplemental defined benefit retirement plan).

          The group insurance program consists of life, disability, and health insurance benefit plans that cover all salaried full-time employees, including the Company's executives. The employment agreements of individual executive officers may also provide for perquisites in the form of supplemental insurance benefits and/or Company payment of the premiums relating to insurance benefits.

          1993 Actions

          In September 1992, in response to the unanticipated Chapter 11 bankruptcy filing of Phar-Mor, previously the Company's largest customer, senior management immediately undertook a broad-based cost reduction program. As part of that program, Mr. Sottile, the Chairman of the Board, President and Chief Executive Officer, voluntarily reduced his own salary by 10%. The other four highest-paid executive officers of the Company followed suit, accepting salary reductions of 10%. Other corporate officers and managers also accepted salary reductions. In addition, the level of annual incentive awards for 1992 was reduced substantially.

          Consistent with its projections for substantially improved profitability in 1993, the Company restored, effective in April 1993, the base salaries of those who accepted salary reductions, including each of the named executive officers, to the levels that were in effect before September 1992. The restoration of the salary cuts was not made retroactively. With the exception of one named executive officer who received a salary increase, no other salary increases and no long-term incentive compensation opportunities were granted to the Company's five highest-paid executive officers in 1993.

          The Company does not anticipate that the total annual taxable compensation of any of its executive officers will exceed $1,000,000 in 1994 or the near term. Therefore, it expects that all taxable compensation for these individuals will be tax-deductible to the Company. The Company intends to preserve its tax deduction for executive officers and to take steps necessary to do so if and as appropriate.

PAGE

          CEO Compensation

          As previously noted, Mr. Sottile reduced his salary by 10%, effective September 1992, in response to the Phar-Mor bankruptcy. In April 1993, based upon the Company's projected 1993 financial results, Mr. Sottile's base salary was restored and he entered into a new employment agreement with the Company. The minimum annual base salary of $430,000 provided for in the new agreement equals the pre-September 1992 adjusted base salary which Mr. Sottile was receiving under his prior employment agreement with the Company. Mr. Sottile received no other salary increase for 1993.

          Mr. Sottile's employment agreement provides for his participation in the Company's executive bonus plan. The amount of his annual incentive award from the pool is determined by the Compensation Committee in the same manner in which other individuals' awards are determined -- that is (1) the objective level of Company profitability, compared to predetermined before-tax income objectives and (2) an evaluation of the Chief Executive Officer's contributions to annual results and the achievement of the Company's long-term strategic objectives. Mr. Sottile's annual incentive award for 1993 approximated the targeted amount for his position.

          Compensation Committee   Thomas J. Smith, Chairman
                                   Burton B. Staniar
                                   Frank Stanton
                                   C. Anthony Wainwright

          Performance Graph. The following graph compares, over the period shown, the cumulative total shareholder return of the Company's common stock to the cumulative total return of companies included in the Standard & Poor's 500 Stock Index and in a peer group index.(1) In each case cumulative total return assumes reinvestment of dividends.


                   [graph filed under cover of Form SE]


     (1) The peer group is composed of companies having seasonal businesses which market consumer products through similar channels of distribution. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a group average. The members of the group are as follows: Action Industries, Inc., American Greetings Corporation, A.T. Cross & Co., CSS Industries, Inc., Devon Group, Inc., Fisher-Price, Inc., C.R. Gibson Co., Handleman Co., Jostens, Inc., Russ Berrie & Co., Inc., Tyco Toys, Inc. and Western Publishing Group, Inc.

PAGE

                        PRINCIPAL STOCKHOLDERS AND
                          HOLDINGS OF MANAGEMENT


          The following table sets forth certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of common stock, (ii) except as noted, each director and nominee and each executive officer named on the Summary Compensation Table, individually, and (iii) all directors and executive officers as a group. Information relating to the Company's directors and executive officers is as of February 28, 1994. Information on 5% stockholders is as reported by them to the Company subsequent to December 31, 1993.


     Name                                Position                    Beneficial Ownership (1)
     --------------------------------    ------------------------   --------------------------
                                                                    Number Of Shares   Percent
                                                                    ----------------   -------
     Thomas M. Cooney                    Chairman of the
                                           Board, Emeritus                 31,542
     Benjamin J. Sottile                 Chairman of the
                                           Board, President &
                                           Chief Executive Officer        215,000        1.3%
     Ralph J. Olson(2)                   Vice President & Director         37,000
     Julius Koppelman(2)                 Director                           4,000
     Charles D. Lindberg                 Director                           2,600
     Albert R. Pezzillo                  Director                           5,700
     Charlotte A. St. Martin             Director                             --
     Thomas J. Smith(2)                  Director                           4,000
     Burton B. Staniar(2)                Director                           3,000
     Frank Stanton                       Director                          10,300
     Roger T. Staubach                   Director                           2,000
     C. Anthony Wainwright               Director                           5,100
     Harry N. Walters(2)                 Director                           5,000
     Stephen M. Sweeney                  Vice President                    19,000
     Harris Associates L.P.,
       2 North LaSalle Street,
       Chicago, Illinois  60602                                         1,330,700        8.3%
     The Prudential Insurance Company
       of America, Prudential Plaza,
       Newark, New Jersey 07102                                         1,518,334        9.5%
     All directors and executive
       officers as a group
       (17 persons)                                                       391,063        2.4%

[FN]
     ____________________________

     (1) Except as indicated, the percentage of shares held by each person is less than 1%. Includes shares which may be purchased upon exercise of presently exercisable options and options exercisable within 60 days after February 28, 1994, in the following amounts: Mr. Cooney, 1,000 shares; Mr. Sottile, 190,000 shares; Mr. Olson, 27,000 shares; Messrs. Stanton and Wainwright, 5,000 shares each; Messrs. Koppelman, Pezzillo, Smith and Walters, 4,000 shares each; Mr. Staniar, 3,000 shares; Messrs. Lindberg and Staubach, 2,000 shares each; Mr. Sweeney, 14,500 shares; and all directors and executive officers as a group, 299,500 shares. No information is presented for named executive officers who retired (Mr. Jalenak) or resigned (Mr. Pietrangelo) on or prior to February 28, 1994.

     (2)  Retiring as a director on April 15, 1994.

     (3) Includes the following numbers of shares as to which beneficial ownership is disclaimed: 300 shares held by the wife of Mr. Stanton.



                       INDEPENDENT PUBLIC ACCOUNTANTS


          The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Arthur Andersen & Co., Certified Public Accountants, as independent public accountants of the Company for the year 1994. Arthur Andersen & Co. has served as the Company's principal independent public accountants since 1990. Representatives of Arthur Andersen & Co. are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.



                         PROXY STATEMENT PROPOSALS


          Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1995 Annual Meeting if they are received by the Company before the close of business on November 21, 1994.



                     PROXY SOLICITATION AND REVOCATION


          The solicitation of the enclosed proxy is being made on behalf of the Board of Directors, and the Company will bear the cost of solicitation. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph. The Company will reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in sending proxy material to beneficial owners. To assist in the solicitation of proxies, the Company has engaged Georgeson & Company, Inc. for a fee estimated at $9,000, plus out of pocket expenses. Any stockholder giving a proxy has the power to revoke it at any time prior to the voting thereof.